UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

STAKTEK HOLDINGS, INC

(Exact name of registrant as specified in its charter)

Delaware	333-110806	56-2354935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8900 Shoal Creek Boulevard, Suite 125 Austin, TX	78757
(Address of principal executive offices)	(Zip Code)

(512) 454-9531

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2007, by written consent, Staktek’s majority stockholder approved an amendment to Staktek’s 2003 Stock Option Plan (the “Plan”) to increase the number of shares of common stock issuable under the Plan from 11,030,000 shares to 11,530,000 shares, solely for the purpose of granting the inducement options to purchase common stock to employees of Southland Micro Systems, Inc. (“Southland”) pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), as set forth below.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on August 21, 2007, Staktek Holdings, Inc. (“Staktek”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shula Merger Sub, Inc., a wholly owned subsidiary of Staktek, and Southland. On August 31, 2007, Staktek completed its acquisition of Southland (the “Acquisition”), with Southland continuing after the Acquisition as the surviving corporation and a wholly owned subsidiary of Staktek.

Under the Merger Agreement, Staktek acquired all of the outstanding ownership interests in Southland. The compensation paid by Staktek at the effective time of the Merger (the “Effective Time”) for all outstanding shares of Southland was approximately $16 million in cash, subject to a post-closing adjustment within 60 days of the closing based on Southland’s working capital. Staktek also assumed approximately $6 million of Southland’s indebtedness.

In addition to the merger consideration described above, Staktek has agreed to pay an additional $7 million to Southland’s stockholders, based upon the achievement of certain financial growth goals during the period from the Effective Time through the month following the second anniversary of the Effective Time (the “Earnout”). The Earnout is payable in two installments and can be paid in any combination of cash or shares of Staktek common stock, at the Southland shareholder representative’s election.

As a condition to the Acquisition, Staktek entered into an escrow agreement (the “Escrow Agreement”) with the representative of the shareholders of Southland and the Wells Fargo Bank, N.A., as escrow agent, whereby an escrow fund in the amount of $5 million (the “Escrow Fund”) will be deposited into an escrow account as security for working capital adjustments and indemnification obligations of the Southland’s shareholders under the Merger Agreement (“Claims”).

After the final determination of the working capital adjustment, $2 million from the Escrow Fund will be released to the Southland stockholders, less any amounts for unresolved and settled Claims. Upon the first anniversary of the Effective Time, another $1 million from the Escrow Fund will be released to the Southland stockholders, less any amounts for unresolved and settled Claims. Any remaining amount in the Escrow Fund will be released less any amounts for unresolved and settled Claims upon the second anniversary of the Effective Time.

As part of the acquisition, certain Southland employees were granted employment inducement stock options to purchase a total of 500,000 shares of Staktek common stock pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The number of shares subject to these grants amounted to approximately 1% of the outstanding shares of Staktek common stock as of the date of grant. All of these options have an exercise price equal to the closing sales price per share of Staktek common stock on August 31, 2007 and will vest over a four-year period.

Prior to entering into the merger agreement, there was no material relationship between Southland and Staktek, other than an arm’s-length license agreement the parties entered into, in which Staktek licensed its ArctiCore technologies to Southland, effective December 29, 2006.

The foregoing description of the Acquisition is qualified in its entirety by reference to (i) the Merger Agreement, and (ii) the Escrow Agreement, each of which is attached as an exhibit to this Form 8-K.

Information Not “Filed”

The information in this Form 8-K and the Exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 21, 2007

2.2	Escrow Agreement, dated August 31, 2007

99.1	Press Release dated September 5, 2007, announcing the closing of Staktek’s acquisition of Southland Micro Systems

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKTEK HOLDINGS, INC.

Date: September 4, 2007
	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 21, 2007

2.2	Escrow Agreement, dated August 31, 2007

99.1	Press Release dated September 5, 2007, announcing the closing of Staktek’s acquisition of Southland Micro Systems